SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of Earliest Event Reported): December 20, 2005


                           Tommy Hilfiger Corporation
             (Exact Name of Registrant as Specified in its Charter)


 British Virgin Islands             1-11226               98-0372112
 ----------------------             -------              ----------
(State or other               (Commission File Number)   (IRS Employer
 jurisdiction of                                         Identification Number
 incorporation)

9/F, Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan,
                               Kowloon, Hong Kong
                    (Address of principal executive offices)

                                  852-2216-0668
              _______________________________________________________
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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     Tommy Hilfiger  Corporation  (the  "Company")  will file a preliminary  and definitive proxy statement and other relevant documents concerning the proposed merger (described below) with the Securities and Exchange Commission. Its shareholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Shareholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by the Company with the Securities and Exchange Commission at the Securities and Exchange Commission's website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by the Company will be available free of charge from the Company.

The Company and its directors and executive officers and certain other of its employees may be soliciting proxies from shareholders of the Company in favor of the proposed transaction. Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On December 23, 2005, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with BMD Venture Capital B.V. ("Parent") and Elmira (BVI) Unlimited, a wholly owned subsidiary of Parent ("Merger Sub").

MERGER AGREEMENT

         The Merger Agreement provides for a business combination whereby Merger Sub will merge with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent. At the effective time of the Merger, each ordinary share of the Company (other than ordinary shares owned by the Company, Parent and Merger Sub) will be converted into the right to receive $16.80 in cash, without interest. Each outstanding Company stock option at the time of the closing of the Merger will become fully vested and be converted into the right to receive an amount of cash, without interest, equal to the difference between $16.80 and the exercise price of such stock option.

         The Merger is subject to the approval of the Company's shareholders. In addition, the Merger is subject to the successful completion by the Company of cash tender offers/consent solicitations for the Company's outstanding 6.85% Notes due 2008 and 9% Senior Bonds due 2031, delivery of committed financing as well as customary regulatory and other closing conditions.

         The Merger Agreement contains certain termination rights for both the Company and Parent, and further provides that, upon termination of the Merger Agreement under certain circumstances, the Company may be obligated to pay Parent a termination fee of $50 million.

         In connection with the Merger Agreement, Apax Europe VI A, L.P. and Apax Europe VI-1, L.P., two affiliates of Parent (collectively, the "Guarantors"), and the Company entered into a Guarantee, pursuant to which, among other things, the Guarantors are providing a guarantee up to a maximum of $50 million in favor of the Company with respect to the performance by Parent and Merger Sub, respectively, of certain of their obligations under the Merger Agreement.

         A copy of each of the Merger Agreement and the Guarantee is attached hereto as Exhibits 2.1 and 10.1, respectively and is incorporated herein by


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reference. The foregoing description of each of the Merger Agreement and the
Guarantee is qualified in its entirety by reference to the full text of the Merger Agreement and the Guarantee, respectively.

LEAD DIRECTOR

         On December 20, 2005, the Nominating and Governance Committee of the Board of Directors of the Company recommended to the Board that it approve the payment of $ 50,000 to Mario Baeza for his service as Lead Director, in addition to any other compensation he is entitled to receive as a director. Mr. Baeza was named as Lead Director by the Board on October 31, 2005.
The Board approved such payment on December 20, 2005.

ITEM 8.01   OTHER EVENTS

         On December 23, 2005, the Company issued a press release announcing the signing of the Merger Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS


EXHIBIT NO.                        DESCRIPTION
2.1 Agreement and Plan of Merger among BMD Venture Capital B.V., Elmira (BVI) Unlimited and Tommy Hilfiger Corporation, dated as of December 23, 2005

10.1        Guarantee, by and among Tommy Hilfiger Corporation, and
            Apax Europe VI A, L.P. and Apax Europe VI-1, L.P., dated as of December 23, 2005

99.1        Press Release


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                           TOMMY HILFIGER CORPORATION


                          By: /s/ Joseph Scirocco
                            --------------------------
                           Name:  Joseph Scirocco
                           Title: Chief Financial Officer,
                                  Executive Vice President and Treasurer

Date:  December 27, 2005







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                                  EXHIBIT INDEX

Exhibit Number                                           Description
2.1 Agreement and Plan of Merger among BMD Venture Capital B.V., Elmira (BVI) Unlimited and Tommy Hilfiger Corporation, dated as of December 23, 2005

10.1 Guarantee, by and among Tommy Hilfiger Corporation, and Apax Europe VI A,L.P. and Apax Europe VI-1, L.P., dated as of December 23, 2005.

99.1                     Press Release